UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14C

INFORMATION STATEMENT PURSUANT TO SECTION 14(c)

OF THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.    )

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Columbia Funds Series Trust II

(Name of Registrant As Specified In Its Charter)

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ACTIVE PORTFOLIOS® MULTI-MANAGER VALUE FUND

A SERIES OF COLUMBIA FUNDS SERIES TRUST II

225 Franklin Street

Boston, MA 02110

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF INFORMATION STATEMENT

            , 2014

As a shareholder of the Active Portfolios® Multi-Manager Value Fund (the “Fund”), a series of Columbia Funds Series Trust II (the “Trust”), you are receiving this notice regarding the internet availability of an information statement (the “Information Statement”) relating to, among other changes, the renaming and restructuring of the Fund, including the hiring of a subadviser to manage a portion of the Fund’s assets. This notice presents only an overview of the more complete Information Statement that is available to you on the Internet or, upon request, by mail. We encourage you to access and review all of the important information contained in the Information Statement. As described below, the Information Statement is for informational purposes only and, as a shareholder of the Fund, you need not take any action in connection with the transaction.

Summary of Information Statement

The Information Statement details the renaming and restructuring of the Fund and related changes, including the approval of a new subadviser. At a meeting of the Board of Trustees (the “Board”) on November 18-20, 2013, the Board approved (i) a change to the Fund’s name from Columbia Active Portfolios® Diversified Equity Income Fund to Active Portfolios® Multi-Manager Value Fund; (ii) a subadvisory agreement between Columbia Management Investment Advisers, LLC (“Columbia Management”) and Dimensional Fund Advisors LP (“DFA”); (iii) a change to modify the Fund’s investment objective to provide for long-term growth of capital; and (iv) a change to modify the Fund’s principal investment strategy and risks to reflect DFA’s investment process (for the portion of the Fund it will manage) and to update the strategies utilized within the portion of the Fund’s assets managed by Columbia Management to adopt a dividend opportunity strategy, including usage of certain derivatives, and to remove the Fund’s 80% policy to the invest in dividend-paying common stocks.

The Fund has received an exemptive order (the “Manager of Managers Order”) from the U.S. Securities and Exchange Commission (the “SEC”) that permits Columbia Management, subject to certain conditions, to enter into a new subadvisory agreement with an unaffiliated subadviser (or subadvisers) or to change the terms of an existing subadvisory agreement, provided that the new agreement or the changes to an existing agreement are approved by the Fund’s Board. An approval by the Fund’s shareholders is not required, but the Manager of Managers Order requires that an Information Statement be made available to the Fund’s shareholders.

By sending you this notice, the Fund is notifying you that it is making the Information Statement available to you via the internet in lieu of mailing you a paper copy. You may print and view the full Information Statement on the Fund’s website at https://www.columbiamanagement.com/forms-literature/information-statements. The Information Statement will be available on the website until at least             , 2014. To view and print the Information Statement, click on the link of the appropriate information statement in order to open the document. You may request a paper copy or PDF via email of the Information Statement, free of charge, by contacting the Fund in writing at Columbia Funds, c/o Columbia Management Investment Services Corp., P.O. Box 8081, Boston, MA 02266-8081 or by calling (toll-free) 800-345-6611 by             , 2014. If you do not request a paper copy or PDF via email by this date, you will not otherwise receive a paper or email copy. The Fund’s most recent annual report and semiannual reports are available upon request, without charge, by contacting your financial intermediary, writing to Columbia Funds, c/o Columbia Management Investment Services Corp., P.O. Box 8081, Boston, MA 02266-8081 or calling 800-345-6611 or visiting columbiamanagement.com.

If you want to receive a paper copy of the Information Statement, you must request one.

There is no charge to you for requesting a copy.

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ACTIVE PORTFOLIOS® MULITI-MANAGER VALUE FUND

225 Franklin Street

Boston, MA 02110

INFORMATION STATEMENT

NOTICE REGARDING SUBADVISER

An Important Notice Regarding the Internet Availability of this Information Statement is being mailed on or about             , 2014 to shareholders of record as of             , 2014 (the “Record Date”). This Information Statement is being made available to shareholders of Active Portfolios® Multi-Manager Value Fund (the “Fund”), a series of Columbia Funds Series Trust II (the “Trust”), in lieu of a proxy statement, pursuant to the terms of an exemptive order (the “Manager of Managers Order”) that the Fund received from the U.S. Securities and Exchange Commission (the “SEC”). The Manager of Managers Order permits Columbia Management Investment Advisers, LLC (“Columbia Management” or the “Investment Manager”), subject to certain conditions such as approval by the Fund’s Board of Trustees (the “Board”), and without approval by shareholders, to retain an unaffiliated subadviser (or subadvisers) which Columbia Management believes is (are) best suited to achieve the Fund’s investment objective.

This Information Statement Is For Informational Purposes Only And No Action Is Requested On Your Part. We Are Not Asking You For A Proxy And You Are Requested Not To Send Us A Proxy.

THE FUND AND ITS MANAGEMENT AGREEMENT

Columbia Management, located at 225 Franklin Street, Boston, MA 02110, serves as investment manager to the Fund pursuant to an Investment Management Services Agreement (the “IMS Agreement”) dated November 10, 2011 and most recently renewed on April 17, 2013. Currently, Columbia Management and one newly hired subadviser (discussed below) each manage a portion of the Fund’s assets, or a sleeve of the Fund. Under the IMS Agreement, Columbia Management monitors the performance of the subadviser on an ongoing basis. Factors it considers with respect to the selection and retention of a subadviser are, among others: the qualifications of the subadviser’s investment personnel, its investment philosophy and process, its compliance program, and its long-term performance results (the “Subadviser Factors”). As compensation for its services, Columbia Management receives a management fee from the Fund and, from this management fee, Columbia Management pays the subadviser a subadvisory fee.

Subadvisers serve pursuant to separate subadvisory agreements with Columbia Management under which the subadviser manages all or a portion of a fund’s investment portfolio, as allocated to the subadviser by Columbia Management, and provides related compliance and record-keeping services. In accordance with procedures adopted by the Board, affiliated broker-dealers of the subadviser may execute portfolio transactions for a subadvised fund and receive brokerage commissions in connection with those transactions as permitted by Rule 17e-1 under the Investment Company Act of 1940, as amended (the “1940 Act”), or separate SEC exemptive relief. A subadviser is allowed to use soft dollar arrangements in which it directs brokerage commissions to brokers to pay for research services, provided that the subadviser’s procedures are consistent with a fund’s and Columbia Management’s policies.

DIMENSIONAL FUND ADVISORS LP AND THE NEW SUBADVISORY AGREEMENT

At a meeting of the Board on November 18-20, 2013 (the “Board Meeting”), the Board, including a majority of the Board members who are not interested persons of the Fund within the meaning of the 1940 Act (the “Independent Trustees”), approved the recommendations of Columbia Management to (i) change the Fund’s name from Columbia Active Portfolios® Diversified Equity Income Fund to Active Portfolios® Multi-Manager Value Fund; (ii) approve a subadvisory agreement (the “Subadvisory Agreement”) between Columbia Management and Dimensional Fund Advisors LP (“DFA”); (iii) modify the Fund’s investment objective to provide for long-term growth of capital; and (iv) modify the Fund’s principal investment strategies and risks to reflect DFA’s investment process

(for the portion of the Fund it will manage) and to update the strategy utilized within the portion of the Fund’s assets managed by Columbia Management to adopt a dividend opportunity strategy, including usage of certain derivatives (e.g., equity-linked notes), and to remove the Fund’s 80% policy to the invest in dividend-paying common stocks. The Subadvisory Agreement was effective as of December 11, 2013. Prior to December 11, 2013, the Fund had been internally-managed by Columbia Management since its inception in April 2012.

IMS Fees Paid to Columbia Management and Subadvisory Fees Paid to DFA

Under the IMS Agreement, the Fund pays Columbia Management a management fee as follows:

Active Portfolios® Multi-Manager Value Fund

Net Assets (billions)	Annual rate at each asset level
First $0.5	0.660%
Next $0.5	0.615%
Next $0.5	0.570%
Next $1.5	0.520%
Next $3.0	0.510%
Over $6.0	0.490%

The table above represents the fee rate paid by the Fund to Columbia Management, which will not change as a result of the changes discussed above. Columbia Management, in turn, pays DFA a fee out of its own assets, calculated at the following rates:

•	0.20% on the first $100 million, reducing to 0.10% as assets increase

Management fees paid by the Fund to Columbia Management for the period from June 1, 2012 to May 31, 2013*
Active Portfolios® Multi-Manager Value Fund (fiscal year ended 5/31/13)	$4,305,942

*	Fees paid to Columbia Management during the period reflect that Columbia Management managed 100% of the Fund’s portfolio.

Columbia Management may allocate 50% of the Fund’s assets to DFA over the long term. During the fiscal year ended May 31, 2013, had the Subadvisory Agreement been in effect and the Fund’s assets been managed by Columbia Management and DFA in this proportion, Columbia Management would have paid $552,742 to DFA for the period. The portion of the Fund’s assets allocated to DFA my change over time.

INFORMATION ABOUT DFA

DFA was founded in 1981. DFA has over 500 professionals worldwide and manages multiple proprietary and subadvised mutual funds. DFA has 17 years of subadvisory experience. As of December 31, 2013, DFA and its investment advisory affiliates had approximately $337 billion in assets under management. DFA’s principal offices are located at 6300 Bee Cave Road, Building One, Austin, TX 78746.

The following table provides information on the principal executive officers and directors of DFA.

Name	Title/Responsibilities	Address

David Gilbert Booth	Chairman, President and Co-Chief Executive Officer	6300 Bee Cave Road, Building One, Austin, TX 78746

Catherine Lee Newell	Vice President, Chief Legal Officer and Secretary	6300 Bee Cave Road, Building One, Austin, TX 78746

Christopher Scott Crossan	Global Chief Compliance Officer, Chief Compliance Officer, Vice President	6300 Bee Cave Road, Building One, Austin, TX 78746

Patrick Michael Keating	Vice President, Chief Operating Officer	6300 Bee Cave Road, Building One, Austin, TX 78746

David Robert Martin	Vice President, CFO and Treasurer	6300 Bee Cave Road, Building One, Austin, TX 78746

Eduardo Augusto Repetto	Director, Co-Chief Executive Officer and Chief Investment Officer	6300 Bee Cave Road, Building One, Austin, TX 78746

Other Funds with Similar Investment Objectives Managed by DFA

Name	Assets as of December 31, 2013	Management Fee
LWAS/DFA US High Book to Market Portfolio[1]	$69,197,441	0.11%[1]
DFA US Large Cap Value Portfolio[1]	$12,813,505,260	0.25%[1]
DFA US Large Cap Value Portfolio II1	$167,866,708	0.11%[1]
DFA US Large Cap Value Portfolio III[1]	$2,774,428,085	0.11%[1]
DFA VA US Large Value Portfolio	$217,013,670	0.25%
SA US Value Fund[2]	$467,020,523	0.10%[2]

[1]	This fund is a feeder fund that invests substantially all of its assets in a master feeder advised by DFA. The “Management Fee” shown reflects the combined advisory fee that DFA receives from the master fund and the administration fee that DFA receives from the feeder fund.

[2]	DFA serves as a subadviser with respect to the fund, and the “Management Fee” shown is the subadvisory fee that DFA receives for providing subadvisory services.

BOARD CONSIDERATION AND APPROVAL OF THE SUBADVISORY AGREEMENT

At the November 18-20, 2013 Board meeting, the Board, including all of the Independent Trustees, unanimously approved (ii) ) the proposal to change the Fund’s name to Active Portfolios® Multi-Manager Value Fund; (ii) the proposed subadvisory agreement between Columbia Management and DFA (the “Subadvisory Agreement”) for the Fund; (iii) the proposal to modify the Fund’s investment objective to provide for long-term growth of capital; and (iv) the proposal to modify the Fund’s principal investment strategy and risks to reflect DFA’s investment process and update the Columbia Management advised sleeve strategies to adopt the dividend opportunity strategy, including usage of certain derivatives and to remove the Fund’s 80% policy to the invest in dividend-paying common stocks (collectively, the “DFA Proposals”). Independent legal counsel to the Independent Trustees reminded the Board of the legal standards for consideration by directors/trustees of advisory and subadvisory agreements. The Board also recalled its most recent consideration and approval of advisory and subadvisory agreements for annual renewal purposes at the April 2013 meeting (the April Meeting) and, in that connection, Independent legal counsel’s discussion of their responsibilities pursuant to Sections 15(c) and 36(b) of the 1940 Act, and the SEC-enumerated factors that should be considered in determining whether to approve a new subadvisory agreement with DFA. The Board, its Contracts Committee and Investment Review Committee held meetings and discussions with Columbia Management and reviewed and considered various written materials and oral presentations in connection with DFA’s proposed services, including with respect to the nature, extent and quality of services, profitability and fees and expenses, investment strategy/style, performance and trading practices and the code of ethics and compliance program of DFA. Following an analysis and discussion of the factors identified below, the Board, including all of the Independent Trustees, approved the DFA Proposals.

Nature, Extent and Quality of Services to be provided by DFA

The Board considered its analysis of the reports and presentations received by it and the Contracts Committee, detailing the services proposed to be performed by DFA as subadviser for the Fund, as well as its history, reputation, expertise, resources and capabilities, and the qualifications of its personnel. The Board noted that Columbia Management serves as investment manager to the Fund pursuant to an Investment Management Services Agreement between Columbia Management and the Fund.

The Board observed that, even though DFA already serves as a subadviser for another Columbia Fund, it was determined as best practice that its compliance program be re-approved, and so its compliance program had been reviewed by the Funds’ Chief Compliance Officer and was determined by Columbia Management’s Asset Management Compliance to be reasonably designed to prevent violations of the federal securities laws by the Fund. The Board also observed that information had been presented regarding the capabilities and financial condition of DFA and its ability to carry out its responsibilities under the proposed Subadvisory Agreement. The Board noted, in particular, that DFA’s investment process was reviewed by the Investment Review Committee (which included a meeting with a DFA portfolio manager) and that the strategy to be utilized by the Fund is led by three portfolio managers supported by a 30-member theoretical and quantitative research group. The Board also considered the information provided by Columbia Management and the Committee reports regarding DFA’s personnel, its risk controls, investment philosophy, and process.

The Board also discussed the acceptability of the terms of the proposed Subadvisory Agreement, including that the relatively broad scope of services required to be performed by DFA was generally similar in scope to subadvisory agreements applicable to other subadvised funds.

The Board also considered the Investment Review Committee and Contracts Committee reports regarding the search process undertaken by Columbia Management to identify a prospective subadviser with the desired profile to maximize the Fund’s implementation of the dividend opportunity strategy. In that regard, the Board recalled Columbia Management’s representation in the meeting materials that DFA was the preferred candidate because, among other reasons, its strategy fit well within the desired volatility/performance profile of the Fund.

Investment Performance of DFA

The Board noted that a review of investment performance is a key factor in evaluating the nature, extent and quality of services provided under investment management agreements. The Board considered DFA’s investment performance, noting that DFA has delivered strong performance results over the three-, five- and ten-year periods for its accounts managed using a strategy substantially similar to that proposed for the Fund. The Board also reviewed DFA’s portfolio volatility data.

Based on the foregoing, and based on other information received (both oral and written) and other considerations, the Board concluded that DFA was in a position to provide a high quality and level of service to the Fund.

Comparative Fees, Costs of Services Provided and Profitability

The Board reviewed the proposed level of subadvisory fees under the proposed Subadvisory Agreement, noting that the proposed subadvisory fees payable to DFA would be paid by Columbia Management and would not impact the fees paid by the Fund. The Board also reviewed data regarding fees charged by DFA to other clients, observing that the proposed subadvisory fees are generally in line with (i) fees charged by DFA to other subadvisory clients and (ii) subadvisory fees paid by Columbia Management to subadvisers of other subadvised funds. The Board also considered the expected increase in total profitability of Columbia Management and its affiliates in connection with the hiring of DFA and concluded that the profitability levels remained within the reasonable ranges of profitability levels reported at the Funds’ April Meeting.

Economies of Scale

The Board also considered the economies of scale that may be realized by Columbia Management and its affiliates as the Fund grows and took note of the extent to which shareholders might also benefit from such growth. The Board considered that the proposed Subadvisory Agreement with DFA provides for lower fees as assets increase at pre-established breakpoints and concluded that the proposed Subadvisory Agreement satisfactorily provides for sharing of these economies of scale. The Board observed that these fee rates and breakpoints are at levels that do not align with the breakpoints in the Fund’s management fees. The Board noted, however, that despite the subadvisory fee breakpoints resulting in lower subadvisory fees paid by Columbia Management, Columbia Management’s investment management profitability from the Fund declines as a result of its retention of this third-party subadviser (and, thus, there is less opportunity for Fund shareholders to realize economies of scale).

Based on all of the foregoing, including all of the information received and presented, the Board, including all of the Independent Trustees, concluded that the proposed subadvisory fees to be paid under the Subadvisory Agreement were fair and reasonable in light of the extent and quality of services to be provided. In reaching this conclusion, no single factor was determinative. On November 20, 2013, the Board, including all of the Independent Trustees, approved the Subadvisory Agreement.

FUND ASSETS

For a mutual fund managed in part by a subadviser, such as the Fund, Columbia Management, subject to the oversight of the Board, decides the proportion of Fund assets to be managed by the subadviser and by Columbia Management, and may change these proportions at any time. As of December 31, 2013, the Fund’s assets were managed as follows:

Columbia Management	DFA
97.39%	2.61%

ADDITIONAL INFORMATION ABOUT THE FUND

In addition to acting as the Fund’s investment manager, Columbia Management and certain of its affiliates also receive compensation for providing other services to the Fund.

Administrator

Columbia Management serves as the administrator of the Fund.

Principal Underwriter

Columbia Management Investment Distributors, Inc., located at 225 Franklin Street, Boston, MA 02110, serves as the principal underwriter and distributor of the Fund.

Transfer Agent

Columbia Management Investment Services Corp., located at 225 Franklin Street, Boston, MA 02110, serves as the transfer agent of the Fund.

FINANCIAL INFORMATION

The Fund’s most recent annual report and semiannual report are available upon request, without charge, by contacting your financial intermediary, writing to Columbia Funds, c/o Columbia Management Investment Services Corp., P.O. Box 8081, Boston, MA 02266-8081 or calling 800.345.6611 or visiting columbiamanagement.com.

RECORD OF BENEFICIAL OWNERSHIP

For the Fund, as of December 31, 2013, American Enterprise Investment Services held 100% of the Fund’s Class A shares.

As of December 31, 2013, no Board members or officers of the Fund owned shares of the Fund.

SHAREHOLDER PROPOSALS

The Fund is not required to hold regular meetings of shareholders each year. Meetings of shareholders are held from time to time and shareholder proposals intended to be presented at future meetings must be submitted in writing to the Fund in a reasonable time prior to the solicitation of proxies for any such meetings.

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